                                                                   EXHIBIT 4.45

LOAN AGREEMENT


between


INDUSTRIAL DEVELOPMENT CORPORATION OF SOUTH AFRICA LIMITED
Registration Number 1940/014201/06
("the lender")


and


BLYVOORUITZICHT GOLD MINING COMPANY LIMITED
Registration Number 1905/009743/06
("the borrower")

1.   DEFINITIONS

     In this agreement unless the context clearly indicates a contrary intention the following expressions shall bear the meanings assigned to them below and cognate expressions shall bear corresponding meanings-

1.1       "agreement"                  means this agreement;

1.2       "alternative rate"           means a rate equal to the higher of 2%
                                       (two percent) above the prime overdraft
                                       rate or 3% (three percent) above the
                                       fixed rate;

1.3       "fixed rate"                 means a rate of 15% (fifteen percent) per
                                       annum;

1.4       "loan"                       the loan referred to in clause 2;

1.5       "parties"                    the lender and the borrower;

1.6       "prime overdraft rate"       the prime overdraft rate of First
                                       National Bank of Southern Africa Limited from time to time (proof of which in terms of a certificate issued by the Manager of their Corporate Bank shall be prima facie proof thereof);

1.7       "the investigation"          the investigation of the business of the
                                       borrower conducted by the lender pursuant to the borrower's application for finance in terms hereof.

1.8       "terminal drawing date"      31 August 2003;

1.9       "variable rate'              a rate per annum equal to 1% (one
                                       percent) below the prime overdraft rate.

2.   THE LOAN

     The lender agrees to lend to the borrower who agrees to borrow from the lender an amount of R65 000 000,00 (sixty five million rand on the terms and conditions herein contained.

3.   ADVANCES

3.1 The loan shall subject to the provision of clauses 7, 8 and 11 be advanced by the lender to the borrower upon written request and submission of supporting documentation acceptable to the lender of the capital development expenditure to be incurred by the borrower to complete the Blyvoor Expansion Project.

3.2 All advances to the borrower shall be made in such manner as the borrower may direct in writing.

4.   TERMINAL DRAWING DATE

4.1 The lender shall not be obliged to advance any portion of the loan remaining undrawn at the close of business on the terminal drawing date which will include any final extended date in terms of clause 4.2.

4.2 Should the lender agree to hold any undrawn portion of the loan available after the terminal drawing date, a holding fee of 1% (one percent) per annum will be due on such undrawn portion, payable in advance and calculated from the terminal drawing date until the extended date agreed to by the lender for the final drawing.

5.   REPAYMENT

5.1 The loan shall be repaid in 47 equal monthly instalments of R1 354 200,00 (one million three hundred and fifty four thousand two hundred rand) each and a final instalment of R1 352 600,00 (one million three hundred and fifty two thousand six hundred rand, the first of which shall be paid on 1 September 2003 and the remainder thereafter on the first day of each and every succeeding month until the loan has been repaid in full.

5.2 All repayments to the lender shall be made into the lender's bank account number 179 00 00 028, Absa Bank, Protea Park Branch, branch code 535105, or shall be made in such manner as the lender may direct in writing.

5.3 The borrower hereby acknowledges and agrees that for as long as any amount payable by the borrower to the lender is in arrear, the lender shall have the right to appropriate and allocate any monies received from the borrower to any indebtedness or obligation of the borrower to the lender as the lender may deem fit in its sole and absolute discretion, and the borrower hereby waives the right to name the debt to which any such monies may or shall in such event be allocated or appropriated.

6.   RATE OF INTEREST

6.1 For the purposes of calculating interest in terms of this agreement a month shall be the period from the first day of a month to the last day of the month, both days inclusive.

6.2 The loan shall bear interest at the variable rate from the date of the first advance under the loan.

6.3 Interest shall be calculated on the balance of capital outstanding from day to day and is payable monthly in arrear on the last day of every successive month.

6.4 The first payment of interest shall, subject to clause 10.1, be due and payable on the last day of the month during which the first drawing under the loan is made.

6.5 Interest or any sundry charges in terms of this agreement not paid by the due date shall bear interest as from the due date of payment thereof, which shall be compounded monthly, at the alternative rate.

7.   CONDITIONS PRECEDENT

     It shall be a condition precedent to any advance whatsoever under this agreement that-

7.1 as security for the obligations of the borrower under this agreement there shall have been registered by the lender's conveyancers, in such form and subject to such terms and conditions as the lender may reasonably require a special notarial bond by the borrower over the Blyvoor metallurgical plant, including gold lock-up, in favour of the lender, plus additional cost;

7.2 the borrower shall forward to the lender, a written undertaking, acceptable to the lender, from Durban Roodepoort Deep Limited, undertaking to comply with the King Commission II recommendations on corporate governance in respect of not having a joint executive chairman and managing director.

8.   WARRANTIES

     The borrower warrants that-

8.1 it has not created any debentures, mortgages except for surety mortgage bond B 69754/99 and collateral notarial bond BN 36024199 registered in favour of the Chase Manhattan Bank, charges or liens nor incurred any liabilities, whether contingent or otherwise, which are material for disclosure to any intending lender other than those disclosed to the lender during the lender's investigation;

8.2 no circumstances, including litigation of a material character, have intervened since the investigation which would have adversely influenced the lender's decision as a lender in regard to the loan had the application therefor been considered at the date of signing of this agreement or at the date of any advance thereafter.

9.   UNDERTAKINGS BY THE BORROWER

     The borrower undertakes that as long as any amount is owing under the loan it shall-

9.1 not without the prior written consent of the lender dispose of the assets encumbered under the notarial bond in terms of clause 7.1 or further mortgage, pledge or hypothecate, or in any other way further encumber the said assets;

9.2 allow the duly authorised representatives of the lender (and/or of any international development funding institution providing funds to the lender for purposes of funding the loan) at all reasonable times to inspect its premises, works and equipment and its books, documents and records and to make extracts from or copies of the latter on the understanding that information obtained from the borrower will remain confidential and restricted to the lender and their respective personnel;

9.3 at all times insure with an insurer acceptable to the lender and keep insured to the satisfaction of the lender all its present and future insurable assets for such amounts and against such risks as the lender may from time to time require. Should the borrower fail to effect any of the insurances required in terms of this agreement or to pay the premiums thereon when due, such failure shall constitute a breach of this agreement and the lender shall have the right to effect such insurances and to pay such premiums to the insurer concerned and to recover the amount so disbursed from the borrower together with interest at the alternative rate;

9.4 furnish to the lender its audited annual financial statements, as soon as such documents are available, but within six months after the end of the financial year concerned;

9.5 not at any time during a period of two years after the date of commencement of the investigation employ or appoint in any capacity on its staff or its board of directors any employee of the lender who was involved in the investigation of the borrower's application for the loan or issue shares to any such employee;

9.6 at all times maintain the plant, buildings and machinery owned or used by it in good order and repair to the satisfaction of the lender;

9.7 not materially change the nature of its business which would have the effect of the borrower no longer being involved in mining operations.

10.  RAISING AND COMMITMENT FEES

     The borrower shall pay to the lender the following fees-

10.1 a raising fee of 1% (one percent) on the amount of the loan by not later than 14 (fourteen) days from the date of the borrower's signature hereof, failing which the said fee shall be considered as sundry fees outstanding which will accrue interest at the alternative rate; plus

10.2 a commitment fee of 0,5% (nought comma five percent) per annum on the amount of each drawing calculated from the earlier of the date of signature hereof or 24 May 2002 to date of such drawings, both dates inclusive, and to be deductible from such drawings.

11.  BREACH

11.1 Should the borrower fail for any reason whatsoever to make any payment of interest or any instalment of capital on due date or should the borrower commit any breach or fail to observe any of the provisions of this agreement, then-

11.1.1 without prejudice to the lender's rights under clause 11.2, the rate of interest applicable to the loan shall be increased to the alternative rate for the duration of such breach or failure; and

11.1.2 the full amount owing under the loan shall, failing rectification of such breach or failure within 14 (fourteen) days of having been given notice in writing by the lender of such breach or failure, forthwith and without any further notice become payable by the borrower and the lender shall be entitled to withhold any amount not yet advanced to the borrower.

11.2 Without prejudice to any right the lender may have under this agreement to demand repayment at any time, any amount owing under this agreement shall immediately and without notice become payable upon the happening of any of the following events which shall be deemed to be a breach of this agreement by the borrower namely, if-

11.2.1 the borrower is placed in liquidation or under judicial management, whether provisional or final, or a special resolution is passed for the winding-up of the borrower; or

11.2.2 a judgment is entered against the borrower and the borrower fails within 14 (fourteen) days after becoming aware of such judgment either to satisfy the same or to apply for it to be set aside or to appeal against it and in the event of such application or appeal being unsuccessful, failing to make immediate payment; or

11.2.3 the borrower fails to utilise the loan or any portion thereof for the purpose for which it had been advanced; or

11.2.4 without the prior written consent of the lender, the borrower ceases to conduct its business; or

11.2.5 a breach of any of the provisions of any agreement, in terms whereof the lender or any of its subsidiaries agreed to make a loan, suspensive sale or lease facility available to the borrower is committed and such breach is not remedied within the period allowed in any such agreement.

12.  LIQUID DOCUMENT

12.1 The amount of the borrower's indebtedness to the lender in terms of this agreement at any time shall be determined and proved by a certificate signed by any one of the lender's authorised signatories whose appointment, qualification and authority need not be proved.

12.2      A certificate in terms of clause 12.1 shall be-

12.2.1 binding on the borrower as prima facie proof of the amount of the borrower's indebtedness hereunder;

12.2.2 valid as a liquid document against the borrower in any competent court for the purpose of obtaining provisional sentence against the borrower thereon.

13.  GENERAL CONDITIONS

13.1 No alteration, variation or consensual cancellation of this agreement shall be of any effect unless it is recorded in writing and signed by all the parties to this agreement or their respective successors in title.

13.2 No relaxation which the lender may allow the borrower at any time in regard to the carrying out of this agreement, shall-

13.2.1 prejudice any of the lender's rights under this agreement in any manner whatever;

13.2.2         be regarded as a waiver of any of those rights.

13.3 The clause headings are inserted for convenience only and shall in no way affect the construction hereof.

14.  BANK CHARGES

14.1 All advances to be made by the lender in terms of this agreement shall have deducted therefrom the relevant bank charges which shall be for the account of the borrower.

14.2 All payments to be made by the borrower in terms of this agreement shall be made free of bank charges in Sandton.

15.  DOMICILIUM

15.1 For the purpose of this agreement the borrower chooses domicilium citandi et executandi of DRD Building, 45 Empire Road, Parktown, Johannesburg.

15.2 All notices which are to be given by the lender in terms of this agreement shall be presumed, until the contrary is proved, to have been received :

15.2.1 if posted by registered post to P O Box 390, Maraisburg, 1700, 7 (seven) days after the date of posting;

15.2.2 if delivered by hand, on the date of delivery to the address in clause 15.1;

15.2.3 if transmitted by facsimile to (011) 482 1022, the first business day after the transmission.

15.3 The borrower may by notice in writing from time to time alter its addresses and facsimile details set out in this clause 15.

16.  COSTS

     The borrower shall pay -

16.1      the costs of and incidental to the preparation of this agreement;

16.2 the cost of and incidental to the registration and stamping of the bond referred to in clause 7.1;

16.3 the amount of all charges and expenses of whatever nature, including, but without derogating from the generality of the aforegoing, attorney and client legal costs and collection commission incurred by the lender in securing or endeavouring to secure fulfilment, of any obligations in terms of this agreement;

16.4 the Value Added Tax which the lender is obliged to pay to the Commissioner of Inland Revenue on any fees which the lender charges the borrower in terms of this agreement.

SIGNED at Johannesburg on 7 June 2002.

                                       For: /s/ Mark Wellesley-Wood
                                       BLYVOORUITZICHT GOLD MINING COMPANY
                                       LIMITED

                                       DIRECTOR who warrants that he is duly
                                       authorised thereto


AS WITNESSES:

1. /s/ M. Eliot

2. /s/ B. Morton


SIGNED at Sandton on 18 July 2002.


                                       For: /s/ J. Mhase

                                            Signature illegible

                                       INDUSTRIAL DEVELOPMENT CORPORATION
                                       OF SOUTH AFRICA LIMITED


AS WITNESSES:

1. /s/ M. Khoza

2. /s/ S. Rain


[LAST SIGNED ON 18 JULY 2002]